Exhibit (11)

December 18, 2009

SECURITIES AND EXCHANGE COMMISSION
100 F Street, NE
Washington, DC 20549

Re:	Ivy Funds Variable Insurance Portfolios
Post Effective Amendment No. 1

Dear Sir or Madam:

In connection with the public offering of Trust Shares of Ivy Funds Variable Insurance Portfolios (the Registrant), I have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

It is my opinion that the indefinite number of such Trust Shares covered by the Registrant's Registration Statement on Form N-14, filed by the Registrant, when issued and paid for in accordance with the terms of the offering, as set forth in the Prospectus and Statement of Additional Information forming a part of the Registration Statement, will be, when such Registration shall have become effective, legally issued, fully paid and non-assessable by the Registrant.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me in such Statement of Additional Information.

Yours truly,

/s/ Kristen A. Richards
Kristen A. Richards
Vice President, Assistant Secretary
and Associate General Counsel